Exhibit 23.7
[Letterhead of COGENT Realty Advisors, LLC]
September 13, 2010
ConCap Equities, Inc., as
General Partner of Consolidated Capital
Institutional Properties, LP
55 Beattie Place, PO Box 1089
Greenville, South Carolina 29602

Re:	Appraisal of The Sterling Apartment Homes and Commerce Center
(Philadelphia, Pennsylvania), dated as of February 22, 2010.
Appraisal of the Plantation Gardens Apartments (Plantation, Florida),
dated as of April 17, 2010, as updated on August 30, 2010.
Appraisal of the Regency Oaks Apartments (Fern Park, Florida), dated as of May 17, 2010.
Ladies and Gentlemen:
     We hereby consent to the filing with the Securities and Exchange Commission of our appraisal reports, in their entirety, referenced above (each, an “Appraisal Report” and together, the “Appraisal Reports”) with the Registration Statement on Form S-4 (the “Registration Statement”) filed by AIMCO-Properties, L.P. and its affiliates (“Aimco”) and the Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) filed by Aimco. We also consent to (i) the distribution of copies of each Appraisal Report, each in its entirety, to the limited partners of Consolidated Capital Institutional Properties, LP (“CCIP”) upon their request in connection with the merger of a subsidiary of Aimco with and into CCIP, with CCIP as the surviving entity, as described in the Registration Statement (the “Merger”), and (ii) the reference to our firm and the description of each Appraisal Report in the Registration Statement, including any amendments and/or supplements thereto, that may be filed with the SEC. We further acknowledge that each Appraisal Report, each in its entirety, will be generally available to the public through the filings with the Securities Exchange Commission.
     Aimco agrees to indemnify and hold harmless the undersigned and its affiliates including, without limitation, Cogent Realty Advisors, LLC and its owners, directors, officers and employees (collectively, “CRA”), from and against all damages, expenses, claims and costs (each, a “Loss”), including reasonable attorneys’ fees, incurred in investigating and/or defending any claim arising from or in connection with the use of, or reliance upon, the Appraisal Reports by any person or entity, other than Aimco, in connection with the Merger; provided, however, that Aimco shall not be liable in respect of any Loss resulting from the willful misconduct, gross negligence or bad faith of CRA or from a material factual error in the Appraisal Reports or summary descriptions thereof which have been previously approved by CRA for inclusion in the Registration Statement.

COGENT REALTY ADVISORS, LLC
By:	/s/ Steven Goldberg
Name:	Steven Goldberg
Title:	Managing Partner